EXHIBIT A

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION
OF
NEWMARK VENTURES INC.

Newmark Ventures Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

I. The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and has been consented to in writing by: (a) the board of directors by their unanimous written consent; and (b) the holders of a majority of the outstanding shares entitled to vote thereon in accordance with Section 228 of the General Corporation Law of the State of Delaware.

II. Article IV. of the Certificate of Incorporation of the Corporation is amended to read in its entirety as follows:

ARTICLE IV
SHARES

The capital stock of this corporation shall consist of 100,000,000 shares of common stock, $.001 par value.

IN WITNESS WHEREOF, the undersigned hereby duly executes this Certificate of Amendment hereby declaring and certifying under penalty of perjury that this is the act and deed of the Corporation and the facts herein stated are true, this November 4, 2004.

NEWMARK VENTURES INC.

By: /s/ Roderick Shand
Roderick Shand, Chief Executive Officer